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                                                                    Exhibit 99
[ZOLTEK logo]
FOR IMMEDIATE RELEASE
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           ZOLTEK PROVIDES GUIDANCE REGARDING SECOND QUARTER RESULTS
           ---------------------------------------------------------


         ST. LOUIS, MISSOURI -- April 15, 2008 -- Zoltek Companies, Inc. (Nasdaq: ZOLT) today announced that it expects to report revenues of approximately $50 million in the quarter ended March 31, 2008, reflecting growth from $40.1 million reported in the quarter ended December 31, 2007 and from $36.7 million in the quarter ended March 31, 2007.

         Zsolt Rumy, Zoltek's Chairman and CEO said, "Although we typically do not pre-announce results, we believe that it was prudent to do so today in light of the recent volatility in the market price of our stock. We are pleased with our results in the March 2008 quarter, which reflect a return to more normalized customer order patterns for carbon fibers and technical fibers and production from new carbon fiber lines at our Hungarian facility started up since the beginning of the current fiscal year. We expect that our profit margins will be consistent with our profitability in recent periods."

         Zoltek expects to announce complete results for the second quarter and year-to-date on or before May 12th.

                       FOR FURTHER INFORMATION CONTACT:
                     ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                              3101 MCKELVEY ROAD
                              ST. LOUIS, MO 63044
                                (314) 291-5110

This press release contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis to meet current order levels of carbon fibers; (3) successfully add new planned capacity for the production of carbon fiber and precursor raw materials and meet our obligations under long-term supply agreements; (4) achieve profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers' forecasted requirements for our products; (7) continue investing in application and market development in a range of industries; (8) manufacture low-cost carbon fibers and profitably market them; (9) penetrate existing, identified and emerging markets; (10) successfully retrofit our recently acquired Mexican facility to manufacture acrylic fiber precursor and add carbon fiber production lines, (11) finalize our financial statements for the quarter and year-to-date periods ended March 31, 2008, and (12) manage the risks identified under "Risk Factors" in our filings with the SEC.